SECOND MODIFICATION AGREEMENT

     This Second Modification Agreement ("Modification") dated this 2nd day of October, 1996, by and between ALLIANCE HOLDINGS, L.L.C., an Illinois limited liability company ("Purchaser") and SANDRIDGE I LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

     WHEREAS, Purchaser and Seller entered into an Agreement of Sale dated August 27, 1996 and a Modification Agreement dated September 5, 1996 (collectively "Contract") for the Sand Ridge Apartments, Pasadena, Texas; and

     WHEREAS, Purchaser and Seller desire to modify the Contract as hereinafter provided; and

     NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. The amount Eight Million Six Hundred Sixteen Thousand Six Hundred Sixty Seven and 00/100 Dollars ($8,626,667.00) contained in Section 1 of the Contract is hereby deleted and the amount Eight Million Two Hundred Fifty Thousand and 00/100 Dollars ($8,250,000.00) is hereby substituted therefor.

     2. The date September 5, 1996 contained in Section 7.1 of the Contract is hereby deleted and the date October 15, 1996 is hereby substituted therefor.

     3. Section 7.1 is further modified by inserting in the last full paragraph of said Section, following "(ii)" and before "Earnest Money", the following: "one-half (1/2) of"; and by adding to the same sentence, following the word "thereon", the following phrase: "the other half of the Earnest Money to be disbursed to Seller without further authorization of Purchaser being required,".

     4. The date September 30, 1996 contained in Section 8 of the Contract is hereby deleted and the date October 30, 1996 is hereby substituted therefor.

     5.  Section 8 is further modified by adding the following thereto:
"Notwithstanding anything to the contrary contained herein, Purchaser shall have the right to extend the Closing Date to December 30, 1996, upon (i) written notice to Seller effective on or before October 25, 1996 of Purchaser's intention to so extend the Closing Date and (ii) payment by Purchaser to Seller, on or before October 25, 1996, of the amount Seventy-Five Thousand and 00/100 Dollars ($75,000.00), which amount shall be non-refundable to Purchaser (except in the event of Seller default) and applicable to the Purchase Price (in the event this transaction proceeds to Closing).

     6. Except as above provided, the Contract remains unmodified and in full force and effect.

PURCHASER:                         SELLER:

ALLIANCE HOLDINGS, L.L.C.,         SANDRIDGE I LIMITED
an Illinois limited liability      PARTNERSHIP, an Illinois limited
company                            partnership


By: /s/ Andrew W. Schor            By:  Sandridge I of Illinois, Inc., an
   -----------------------------        Illinois corporation, its general
Name:   Andrew W. Schor                 partner
Its:    President
                                       By:  /s/James E. Mendelson
                                          ------------------------------
                                       Name:  James E. Mendelson
                                       Its:  Authorized Representative